Exhibit 15.1
June 15, 2009
Schering-Plough Corporation
2000 Galloping Hill Road
Kenilworth, New Jersey 07033
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Schering-Plough Corporation and subsidiaries for the three-month period ended March 31, 2009, and have issued our report dated May 1, 2009 (which report includes an explanatory paragraph relating to the impact of the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on the December 31, 2008 balance sheet). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.
We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, is being incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-159371.
We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ DELOITTE & TOUCHE LLP
Parsippany, New Jersey